Exhibit 99.1

        Ultralife Announces Resignation of Joseph N. Barrella,
          Senior Vice President of New Business Development

    NEWARK, N.Y.--(BUSINESS WIRE)--Oct. 11, 2004--Ultralife Batteries, Inc. (NASDAQ: ULBI) announced that Joseph N. Barrella, senior vice president of new business development, has resigned to pursue other business opportunities. His resignation is effective immediately. Mr. Barrella was one of the founders of the company and served on Ultralife's board of directors until June of this year.
    "As a pioneer in the development and commercialization of lithium batteries, Joe made numerous contributions to the evolution of Ultralife into the profitable, power source solutions company that it is today," said John D. Kavazanjian, president and chief executive officer. "On behalf of our board of directors and employees, we greatly appreciate his many years of service at the company. His participation and contributions will be missed by all of us." Kavazanjian said that Barrella's former responsibilities will be assumed by Patrick R. Hanna, Jr., vice president of corporate business strategy. "The merging of our new business development and strategic planning activities under Pat is a logical move that we expect will be accomplished in an expeditious manner," added Kavazanjian.

    About Ultralife Batteries, Inc.

    Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.
    Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

    Ultralife is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Company Contact:
             Ultralife Batteries, Inc.
             Peter F. Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Investor Relations Contact:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media Contact:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com